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        Exhibit (11.1) - Statement Re: Computation of Earnings Per Share
                      (in thousands, except per share data)
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
                                                              Three Months Ended
                                                                   June 30,
                                                                1996     1995
                                                                ----     ----
Weighted average shares of Common Stock outstanding            12,942    12,920

Weighted average shares of Common Stock equivalents
    outstanding (stock options using treasury stock method)       360       404
                                                              -------   -------

Weighted average shares of Common Stock and
     Common Stock equivalents outstanding                      13,302    13,324
                                                              =======   =======

Net income                                                    $ 4,136   $ 6,836
                                                              =======   =======

Earnings per share of Common Stock and
    Common Stock equivalents                                  $  0.31   $  0.51
                                                              =======   =======
